Exhibit 23

                               Consent of Auditors


Consent of Independent Certified Public Accountants

The Board of Directors
Premier Bancorp, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-34243) on Form S-4 of Premier Bancorp, Inc., of our report dated January 26, 2001, relating to the consolidated statements of financial condition of Premier Bancorp, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity and comprehensive income (loss), and cash flows for the years then ended, which report appears in the December 31, 2000 Form 10-KSB of Premier Bancorp, Inc.

/s/ KPMG LLP
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March 22, 2001
Philadelphia, Pennsylvania